Exhibit 10.14

UNITED STATES DISTRICT COURT
DISTRICT OF MASSACHUSETTS

)
In re VASO ACTIVE PHARMACEUTICALS	)
SECURITIES LITIGATION	)
) Master Docket No. 0410708-RCL
)
This Document Relates To:	)
)
ALL ACTIONS	)
)

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement dated as of September 21, 2005 (the “Stipulation”) is made and entered into by and among Lead Plaintiffs, Edwin Choi, Richard Cheng and Joe Huback, on behalf of the Class (as hereinafter defined) (collectively referred to hereinafter as the “Plaintiffs”), and Defendants, Vaso Active Pharmaceuticals, Inc. (“Vaso” or the “Company”), John J. Masiz (“Masiz”), Stephen G. Carter (“Carter”), Joseph Frattaroli (“Frattaroli”), Bruce A. Shear, (“Shear”), Gary Fromm (“Fromm”), Brian J. Strasnick (“Strasnick”), William P. Adams (“Adams”), Robert E. Anderson (“Anderson”) and Kashner Davidson Securities Corp. (“Kashner”) (collectively hereinafter referred to as the “Defendants”), by and through their respective counsel.

WHEREAS:

A. The following securities actions have been filed against Vaso and certain of its present or former officers and directors, and Kashner:

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Dennis E. Smith v. Vaso Active Pharmaceuticals, Inc., Stephen G. Carter, John J. Masiz, No. 04-10708 (RCL);  Christopher Pepin v. Vaso Active Pharmaceuticals, Inc., Stephen G. Carter, John J. Masiz, 04-10763 (RCL); Kourish Alipor v. Vaso Active Pharmaceuticals, Inc., Stephen G. Carter, John J. Masiz, No. 04-10877 (RCL); Modhi Gude v. Vaso Active Pharmaceuticals, Inc., Stephen G. Carter, John J. Masiz, No. 04-10789 (RCL); Richard Shapiro v. Vaso Active Pharmaceuticals, Inc., et al., Civ. No. 04-10720 (RCL) (D. Mass.); Kim Benedetto, et al. v. Vaso Active Pharmaceuticals, Inc., et al., Civ. No. 04-10808 (RCL) (D. Mass.); Dean Dummer v. Vaso Active Pharmaceuticals, Inc., et al., Civ. No. 04-10819 (RCL) (D. Mass.); Edward Tovrea v. Vaso Active Pharmaceuticals, Inc., et al., Civ . No. 04-10851 (RCL); Paul E. Bostrom v. Vaso Active Pharmaceuticals, Inc., et al., Civ. No. 04-10948 (RCL); Ira A. Turret Sep-Ira Dated 01/24/02 v. Vaso Active Pharmaceuticals, Inc., et al., Civ. No. 04-10980 (RCL); Richard Pagona v. Vaso Active Pharmaceuticals, Inc., et al., Civ. No. 04-11100 (RCL); James Karanfilian v. Vaso Active Pharmaceuticals, Inc., et al., Civ. No. 04-11101 (RCL); and Charles Robinson v. Vaso Active Pharmaceuticals, Inc., et al., Civ. No. 04-11221 (RCL)

B. This Stipulation is intended to fully, finally, and forever resolve, discharge and settle the actions and all Released Claims, as defined herein, with prejudice and without costs, against the Released Parties, as defined herein.

C.  By Order dated May 11, 2004, the Court consolidated all of the above-captioned actions into In re Vaso Active Pharmaceuticals Sec. Litig., No. 04-10708 (RCL) (the “Action”).

D. By Order dated November 4, 2004, the Court appointed Edwin Choi, Richard Cheng, and Joe H. Huback as the Lead Plaintiffs, Schiffrin & Barroway, LLP as Lead Counsel, and Shapiro, Haber & Urmy as Local Counsel for the Class;

E. On December 3, 2004, Lead Plaintiffs filed the Consolidated Amended Class Action Complaint (the “Complaint”). The Complaint alleges, among other things, that Defendants (as defined herein) represented in the Registration Statements filed in connection with Vaso’s December 2003 Initial Public Offering (the “IPO”) that Vaso had begun marketing and was preparing for the commercial launch of three products that had received FDA approval. The Complaint alleges further that based on these representations, Defendants conducted an IPO which permitted it to raise millions of dollars in capital. The Complaint alleges further that these representations continued throughout the Class Period, artificially inflating the value of its Class A common stock, when in fact, Vaso had not received any approval from the FDA for the marketing or sale of any of the three products. With respect to Defendant Kashner, the Underwriter for the IPO, the Complaint alleges that Kashner had a duty to promptly disseminate truthful and accurate information with respect to Vaso and its affairs, failed to fulfill that duty, and caused the materially false and misleading Registration Statement to be delivered to potential and actual purchasers of Vaso common stock in connection with offers and sales thereof. The Complaint alleges that Defendants made these misrepresentations in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under Section 10(b), and Sections 11 and 15 of the Securities Act of 1933.

F. On January 20, 2005, Defendants filed Answers to the Complaint denying the substance of these allegations.

G. Beginning in April 2005, the Plaintiffs, Defendant Vaso, and the Individual Defendants entered into negotiations for a possible resolution of the Action. Soon thereafter, Plaintiffs and Defendant Kashner also entered into negotiations for a possible resolution of the Action.

H. On May 25, 2005, Lead Plaintiffs conducted an interview of Defendant Frattaroli, the President and Chief Financial Officer of Vaso, concerning the financial status of the Company. Defendant Kashner also produced information concerning its financial condition.

I. Lead Plaintiffs and Lead Counsel recognize the burden, expense, risks and uncertain outcome of litigating this Action further, and Lead Plaintiffs, on behalf of themselves and other members of the Class desire to settle their claims against the Released Parties, on terms and conditions hereafter set forth and deem said Settlement to be fair, reasonable, adequate and in the best interest of the Class.

J. The Defendants do not admit the allegations of the Complaint. Defendants have concluded that it is desirable and beneficial to them that the Action and any Released Claims, including Unknown Claims (as defined herein), be fully and finally settled on the terms and conditions set forth herein. In determining to enter into the Stipulation, the Defendants have considered a number of issues, including the burden, expense, risks, delays and uncertain outcome of any litigation.

K. The parties have engaged in extensive discussions and arm’s length negotiations with respect to a compromise and settlement of the Plaintiffs’ claims against the Released Parties, as hereafter defined, with a view toward settling the issues in dispute and achieving the best relief possible consistent with the interests of the Class. In agreeing to this Settlement, Plaintiffs do not concede that any infirmities exist in their claims, nor do Defendants concede any infirmities in their defenses to such claims, or that the claims are valid or have merit; and

L. Based upon their investigation and discovery, Lead Counsel concludes that the terms and conditions of this Stipulation are fair, reasonable and adequate to Lead Plaintiffs and the Class, and Lead Plaintiffs have agreed to settle the claims raised in the Action pursuant to the terms and provisions of this Stipulation, after considering: (a) the Defendants’ financial condition and inability to either contribute any cash amount to a settlement or to satisfy a verdict; (b) the benefit that Lead Plaintiffs and the Class will receive from the Settlement; and (c) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.

M. Upon and subject to the terms and conditions hereto, this Stipulation is entered into at the same time as the stipulation reflecting the settlement of the Federal Derivative Action (as defined herein) (the “Federal Derivative Stipulation”), which is subject to approval by the Court after notice and hearing. Provided, however, the Courts’ approval of the Federal Derivative Stipulation is not a condition of the Court’s approval of the Settlement of the Action. In addition, upon and subject to the terms and conditions hereto, this Stipulation has been negotiated in conjunction with the dismissal with prejudice of the State Court Derivative Action (as defined below). The parties to the State Court Derivative Action will enter into a stipulation for the dismissal with prejudice of the action following the Court’s approval of the settlement of the Federal Derivative Action.

NOW THEREFORE, without any admission or concession on the part of Plaintiffs of any lack of merit of the Action or of any fact alleged in the Action, whatsoever, and without any admission or concession of any liability or wrongdoing, or lack of merit in the defenses, or with respect to the merit of any fact alleged by Plaintiffs, whatsoever, by the Defendants, it is hereby STIPULATED AND AGREED, subject to approval of the Court, in consideration of the benefits flowing to the parties hereto from the Settlement, that all Released Claims (as defined herein) as against the Released Parties (as defined herein) shall be fully and forever comprised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:

DEFINITIONS
1. As used in this Stipulation, the following terms shall have the following meanings:

(a) “Authorized Claimant” means a Class Member (as defined below), who submits a timely and valid Proof of Claim and Release in such form and manner, and within such time as specified herein, to the Claims Administrator (as defined below).

(b) “Claims Administrator” means A.B. Data, Ltd. (“A.B. Data”), which shall administer the Settlement and also act as Escrow Agent.

(c) “Class” and “Class Members” mean: (i) All persons and entities who purchased or otherwise acquired Vaso Class A common stock on the open market during the period December 9, 2003 through March 31, 2004 (the “Class Period”); and (ii) all persons and entities who purchased or otherwise acquired shares of Vaso Class A common stock in connection with the Company’s initial public offering on or about December 9, 2003 (the “IPO”) (the “Class” and, with respect to individual members of the Class, “Class Members”). Excluded from the Class are Defendants, the officers and directors of the Company, members of Defendants’ immediate families and their legal representatives, heirs, successors or assigns and any entity in which Defendants have or had a controlling interest. Also excluded from the Class are any Class Members who timely and validly request exclusion from the Class pursuant to the Joint Notice of Proposed Settlement of Class Action and Derivative Action, Application for Attorneys’ Fees and Expenses, and Settlement Fairness Hearings.

(d) “Court” means the United States District Court for the District of Massachusetts.

(e) “Defendants” means Vaso, Masiz, Carter, Frattaroli, Shear, Fromm, Strasnick, Adams, Anderson and Kashner.

(f) “Defendants’ Counsel” means the law firms of Dilworth Paxson LLP, Wilmer Cutler Pickering Hale and Dorr LLP, and Sichenzia Ross Friedman Ference LLP.

(g) “Defendants’ Derivative Counsel” means the law firms of Dilworth Paxson LLP, Wilmer Cutler Pickering Hale and Dorr LLP, and Young Conaway Stargatt & Taylor, LLP.

(h) “Effective Date of Settlement” or “Effective Date” means the date defined in paragraph 39 of the Stipulation.

(i) “Federal Derivative Action” means In re Vaso Active Derivative Litig., Master Docket No. 04-10792 (RCL) (D. Mass.).

(j) “Final Judgment and Order” means the order to be entered by the Court approving the Settlement, in the form attached hereto as Exhibit B.

(k) “Gross Settlement Fund” and “Settlement Fund” mean the One Million One Hundred and Twenty-Five Thousand Dollars ($1,125,000) (the “Settlement Cash”), contributed by Vaso’s insurers and Kashner, plus any interest earned thereon, and $750,000 face amount of two year 5% subordinated callable notes convertible at $1.75 per share (with full dilution protection), that Defendant Vaso agrees to contribute to the Settlement (the “Settlement Notes”).

(l) “Individual Defendants” means Masiz, Carter, Frattaroli, Shear, Fromm, Strasnick, Adams, and Anderson.

(m) “Lead Plaintiffs” means Edwin Choi, Richard Cheng and Joe Huback.

(n) “Lead Counsel” means the law firm of Schiffrin & Barroway, LLP.

(o) “Net Settlement Fund” means the Gross Settlement Fund, as defined herein, net of any taxes, as referred to in paragraph 12, on the income thereof, and net of any funds or notes used to pay (i) the notice and administrative costs referred to in paragraph 14, and (ii) the attorneys’ fees and expense award referred to in paragraphs 15-17.

(p) “Notice” means the Joint Notice of Proposed Settlement of Class Action and Derivative Action, Application for Attorneys’ Fees and Expenses, and Settlement Fairness Hearings which is to be sent to Class Members and current shareholders substantially in the form attached hereto as Exhibit A-1.

(q) “Person” means any individual, corporation, partnership, association, affiliate, joint stock company, trust, estate, unincorporated association, government and any political subdivision thereof, and any other type of legal or political entity.

(r) “Plaintiffs’ Counsel” means Lead Counsel and all other counsel representing Plaintiffs in the Action.

(s) “Plaintiffs’ Derivative Counsel” means Barrett, Johnston, & Parsley, Robbins, Umeda & Fink, LLP and Federman & Sherwood.

(t) “Preliminary Approval Order” means the order preliminarily approving the Settlement and directing notice thereof to the Class, which order is in the form attached hereto as Exhibit A.

(u) “Proof of Claim” means the proposed Proof of Claim and Release in the form attached as Exhibit A-2.

(v) “Publication Notice” means the Summary Notice of Proposed Settlement of Class Action and Derivative Action and Settlement Hearings for publication in the form attached as Exhibit A-3.

(w) “Released Parties” means the Defendants and their respective present, former, and future officers and directors, parents, and controlling shareholders (including but not limited to Biochemics, Inc.), and their respective present and former subsidiaries, affiliates, divisions, and any of the officers, directors, partners, members, employees, principals, agents, associates, representatives, attorneys, advisors, investment advisors, auditors, fiduciaries, accountants, predecessors, administrators, executors, heirs, successors and assigns of each of them, and any other Person in which any of the foregoing has or had a controlling interest or which is or was related to or affiliated with any of the foregoing, any insurer who contributes to or reimburses the Defendants for a portion of its or their contributions to the settlement and who receives a release from the Defendants in connection with the Settlement, and any members of Defendants’ immediate families, or any trust of which any Defendant is the settlor or which is for the benefit of any Defendant and/or member(s) of the Defendant’s family.

(x) “Released Claims” means any and all claims, debts, demands, rights or causes of action or liabilities (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability), whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or not accrued, liquidated or not liquidated, at law or in equity, matured or un-matured, whether class or individual in nature, including both known claims and Unknown Claims (as defined below), (i) that have been asserted in this Action by the Class Members or any of them against any of the Released Parties, or (ii) that could have been asserted in any forum by the Class Members or any of them against any of the Released Parties which arise out of or are based upon or relate in any way to the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth or referred to in the Complaint and relate to the purchase or acquisition of shares of Vaso Class A common stock in the IPO or during the Class Period.

(y) “Settlement” means the settlement contemplated by this Stipulation.

(z) “Settled Defendants’ Claims” means any and all claims, rights or causes of action or liabilities, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown Claims, that have been or could have been asserted in the Action or any forum by the Defendants, their attorneys, or any of them or the successors and assigns of any of them against the Lead Plaintiffs, Class Members or their attorneys, which arise out of or relate in any way to the institution, prosecution, or settlement of the Action (except for claims to enforce the Settlement).

(aa) “State Court Derivative Action” means Weymouth v. Masiz et. al. C.A. No. 602-N (Del. Chancery Ct.), which is being voluntarily dismissed with prejudice as part of the resolution of the Federal Derivative Action.

(bb) “Unknown Claims” means any and all Released Claims, which the Lead Plaintiffs, Plaintiffs’ Counsel, or any Class Member do not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, and any Settled Defendants’ Claims which any Defendant does not know or suspect to exist in his, her, or its favor, which if known by him, her or it might have affected his, her, or its decision(s) with respect to the Settlement. All Class Members who do not exclude themselves from the Class and this Settlement will be deemed to expressly waive any and all rights under any statute or common law principles that would limit the effect of the foregoing releases to those claims actually known or suspected at the time of execution of this Stipulation, including, but not limited to Section 1542 of the Civil Code of the State of California, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Lead Plaintiffs and Defendants acknowledge, and Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Claims and Settled Defendants’ Claims was separately bargained for and was a key element of the Settlement.

DEFENDANTS DO NOT ADMIT ANY
WRONGDOING OR LIABILITY

2. The Defendants have denied, and continue to deny that they have engaged in any wrongdoing or otherwise committed any violation of federal or state securities laws or other laws and are entering into this Stipulation solely to eliminate the burden and expense of litigation. The Defendants make no admission of liability or any fact alleged in the Action. In addition, Lead Plaintiffs do not concede that any infirmities exist in their claims, nor do Defendants concede any infirmities in their defenses to such claims.

SCOPE AND EFFECT OF SETTLEMENT

3. The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action as against the Defendants and any and all Released Claims against any and all Released Parties.

4. Upon the Effective Date of this Settlement, Lead Plaintiffs and each Class Member, on behalf of themselves, and each of their representatives, heirs, executors, administrators, trustees, estates, predecessors, successors, parents, subsidiaries, affiliates, custodians, agents, and assigns and any Persons they represent, shall be (i) conclusively deemed to have fully, finally and forever settled, released, relinquished and discharged with prejudice all Released Claims against the Released Parties; (ii) conclusively deemed to have covenanted not to sue the Released Parties in any action alleging any Released Claims; and (iii) forever barred from asserting any Released Claims against any of the Released Parties.

5. If the Settlement is approved by the Court, the Final Judgment and Order will dismiss the Action as against the Defendants with prejudice, and will bar and permanently enjoin Lead Plaintiffs and each Class Member, regardless of whether such Lead Plaintiff or Class Member has submitted a Proof of Claim, from prosecuting the Released Claims against any of the Released Parties.

THE SETTLEMENT CONSIDERATION

6. In full and final settlement of the claims in this Action, Vaso shall cause its insurer to pay $1,100,000 in cash and Kashner will pay $25,000 in cash (collectively with the $1,100,000 in cash, the “Settlement Cash”) pursuant to paragraph 6(a) below. Vaso will also contribute the “Settlement Notes” (collectively, the Settlement Cash with any interest thereon, and the Settlement Notes, shall be referred to as the “Gross Settlement Fund” or the “Settlement Fund”) as provided below in paragraph 6(e).

(a) Within ten (10) business days from the date of the Court’s entry of the Preliminary Approval Order, Vaso shall cause its insurer to deposit $1,100,000 in cash into an interest bearing Escrow Account (the “Settlement Fund”) and Kashner shall pay $25,000 into the Settlement Fund. Interest earned on the Settlement Fund while held in escrow shall accrue for the benefit of the ultimate recipients of the Settlement Fund. The parties acknowledge that the portion of the Settlement Cash contributed by Vaso represents proceeds of available Directors and Officers Liability Insurance which does not constitute property of Vaso, or any estate thereof in the event of a bankruptcy, pursuant to 11 U.S.C. § 541.

(b) $100,000 of the $1,125,000 Settlement Cash shall be allocated for the express purpose of providing notice of the Settlement in this Action and in the Derivative Action and to administer the Settlement Fund (the “Notice and Administration Fund”), pursuant to the terms of the Preliminary Approval Order entered in this Action. Any portion of the Notice and Administration Fund which is not required for the payment of Notice costs and to administer the Settlement Fund will be returned to the Gross Settlement Fund. Any notice and administrative costs in excess of $100,000 shall be paid from the Gross Settlement Fund upon Court approval.

(c) With respect to the Settlement Notes, in accordance with the timetable described in (d) below, the Class shall receive the Settlement Notes, less any notes awarded by the Court and issued by Vaso to Lead Counsel as attorneys’ fees (the “Net Settlement Notes”).

(d) The Settlement Notes shall be convertible duly and validly issued fully paid, non-assessable, and free from all liens and encumbrances. In the event Vaso intends to convert the Settlement Notes, Vaso shall provide Lead Counsel with as much notice as practicable.

(e) Subsequent to the Effective Date, Vaso shall issue and deliver the Net Settlement Notes, if any, to the Authorized Claimants, in whole or in part, within ten (10) business days of receipt of written instructions from the Claims Administrator in accordance with paragraph 32 below and the signing of the Class Distribution Order (as defined herein) authorizing the allocation. Vaso shall bear all costs of issuing such notes, including the costs associated with registering (if necessary), printing and issuing the notes, as well as any costs necessary to make the notes freely tradable.

(f) The parties stipulate, and shall ask the Court to find in the Final Judgment and Order, among other things, that the issuance of notes in consideration of this Settlement is in reliance upon and subject to the exemption from registration under Section 3(a)(10) of the Securities Act of 1933 and any applicable provisions of state securities laws and is based on this Court’s approval of the note issuance and Settlement as fair, both substantively and procedurally, to those to whom the notes will be issued. In the event the note issuance is not exempt from registration under the Securities Act of 1933 or any state securities laws, Vaso will pay all expenses necessary to register the notes accordingly.

7. Vaso warrants that, as of the date of this Stipulation, it is not insolvent, nor will payment of its portion of the Settlement Cash or distribution of the Settlement Notes render Vaso insolvent within the meaning of and/or for the purposes of the United States Bankruptcy Code. In the event any case is commenced pursuant to either Chapter 7 or Chapter 11 of the Bankruptcy Code in which Vaso is the debtor, whether any such proceeding is commenced voluntarily or involuntarily (the “Bankruptcy Proceeding”), Vaso will not contend that there was no consideration provided for any portion of the Gross Settlement Fund paid by Vaso, any insurance carrier or any other defendant based upon Defendants’ failure to admit liability or wrongdoing in connection with Plaintiffs’ claims against Defendants. In the event a Bankruptcy Proceeding is commenced, Vaso will consent to the modification of the automatic stay provisions of the Bankruptcy Code (11 U.S.C. § 362) to the extent necessary to effectuate the terms of this Stipulation. In addition, if a case is commenced with respect to Vaso under the United States (Bankruptcy) Code, or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the payment of the Gross Settlement Fund and any accrued interest, or any portion thereof, to be a preference, voidable transfer, fraudulent transfer or similar transaction, and that any of these findings preclude payment of the $1,100,000 by Vaso’s Officers and Director’s Policy, then, at the election of Lead Counsel, the parties shall jointly move the Court to vacate and set aside the releases given and Final Judgment and Order entered in favor of the Defendants pursuant to this Stipulation, and the Stipulation shall be null and void, and the parties hereto shall be restored to their respective positions in the litigation immediately prior to June 1, 2005.

8. No part of the Gross Settlement Fund shall constitute, nor shall it be construed or treated as constituting, a payment in lieu of fines, penalties, forfeitures or punitive recoveries.

9. Upon the Effective Date, all remaining interest or right of each of the Defendants in the Gross Settlement Fund shall be absolutely and forever extinguished except as provided in this Stipulation.

THE SETTLEMENT FUND

10. All funds held in the Escrow Account shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed to the Class or returned to the payors pursuant to this Stipulation and/or further order of the Court. Any funds in excess of $100,000 shall be invested in short term United States Agency or Treasury Securities, and shall collect and reinvest all interest accrued thereon. In the event any funds held in the Escrow Account are less than $100,000, then such amount may be held in an interest bearing account of the Escrow Agent, insured by the FDIC. The Defendants, the Released Parties, and their respective Counsel shall bear no risk related to the investment of the Settlement Fund.

11. Subject to further order and/or directions as may be made by the Court or pursuant to written direction by the parties to this Stipulation, the Claims Administrator is authorized to execute such transactions on behalf of the Lead Plaintiffs and the Class as are consistent with the terms of this Stipulation.

TAX TREATMENT OF THE SETTLEMENT FUND

12. (a) The parties hereto agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1. The Claims Administrator and, as required, the parties hereto shall jointly and timely make such elections as necessary or advisable to carry out the provisions of this paragraph 12(a), including the “relation-back election” (as defined in Treasury Regulation §1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Claims Administrator to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

(b) For the purposes of § 1.468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” as defined in §1.468B-2(k)(3) shall be A.B. Data. The Claims Administrator shall timely and properly file informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treasury Regulation §1.468B-2(k and l)), if applicable. Defendants Vaso and Kashner agree to provide promptly to A.B. Data the statement described in Treasury Regulation §1.468B-3(e). Such returns (as well as the election described in paragraph 12(a)) shall be consistent with this paragraph 12 and in all events shall reflect that all taxes (including any estimated taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in paragraph 12(c) hereof.

(c)  All (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any taxes or tax detriments that may be imposed upon Defendants or the Released Parties with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”), and (ii) expenses and costs incurred in connection with the operation and implementation of this paragraph 12 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this paragraph 12) (“Tax Expenses”), shall be paid out of the Settlement Fund. In all events the Defendants, the Released Parties, their respective Counsel, and their insurers shall have no liability or responsibility for the Taxes or the Tax Expenses or the filing of any tax returns or other documents with the Internal Revenue Service or any other state or local taxing authority. The Settlement Fund shall indemnify and hold Defendants, the Released Parties, their respective Counsel and their insurers harmless for Taxes and Tax Expenses (including, without limitation, taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the settlement and shall be timely paid by the Claims Administrator out of the Net Settlement Fund without prior order from the Court and the Claims Administrator shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Class Members any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treasury Regulation §1.468B-2(1) and (2)); Defendants, the Released Parties, their respective Counsel, and their insurers are not responsible and shall have no liability therefore or for any reporting requirements that may relate thereto.

(d) The parties hereto agree to cooperate with the Claims Administrator, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this paragraph 12.

SETTLEMENT DISBURSEMENTS

13. All costs of administering this Settlement and the settlement of the Derivative Action, including but not limited to the Joint Notice of Proposed Settlement of Class Action and Derivative Action, Application for Attorneys’ Fees and Expenses, and Settlement Fairness Hearings, administering and distributing the Gross Settlement Fund, and taxes and other expenses, are the sole responsibility of the Plaintiffs and shall be paid out of the Gross Settlement Fund, as provided herein. The remainder of the Gross Settlement Fund after the payment of the above amounts, as well as attorneys’ fees and expenses shall constitute the “Net Settlement Fund,” which shall be distributed to the Authorized Claimants.

COSTS OF NOTICE AND CLAIMS ADMINISTRATION

14. A portion of the Settlement Fund shall be used to pay costs and expenses in providing proper Notice of Settlement in this Action and in the Derivative Action, the fees and expenses of the Claims Administrator, the costs and expenses of administering this Settlement, including without limitation, costs and expenses necessary to secure court approval of the Stipulation, such as expert affidavits, and the processing and payment of claims, and all taxes. Notice and administration costs and the fees of the Claims Administrator, up to $100,000, shall be advanced from the Settlement Fund, following entry of the Preliminary Approval Order as provided in paragraph 6(b). Costs exceeding $100,000 shall be paid from the Settlement Fund after the Effective Date upon Court approval.

ATTORNEYS’ FEES

15. A portion of the Gross Settlement Fund shall be used to pay the attorneys’ fees of Plaintiffs’ Counsel and to reimburse them for expenses and costs, including the fees and expenses of experts and consultants, in an amount to be approved by the Court.

16. Lead Counsel will apply to the Court for an award from the Gross Settlement Fund of attorneys’ fees not to exceed twenty-five percent (25%) of the Gross Settlement Fund, including twenty-five percent (25%) of the Settlement Cash and twenty-five percent (25%) of the Gross Settlement Notes, and reimbursement of expenses, plus interest. Lead Counsel shall decide the allocation of attorneys’ fees among all Plaintiffs’ Counsel. Lead Counsel shall not seek attorneys’ fees from any other source other than the Gross Settlement Fund. It is further understood and agreed that Lead Plaintiffs and the Class expressly waive any and all rights to recover or seek any attorneys’ fees, expenses or costs from the Defendants, the Released Parties, and their Counsel in connection with the Action, aside from any application that they may make in the Court for an award from the Gross Settlement Fund. Any appeal relating solely to the award of attorneys’ fees or expenses shall not affect the occurrence of the Effective Date.

17. The attorneys’ fees, expenses and costs, including any Settlement Notes awarded, shall be payable to Lead Counsel from the Gross Settlement Fund and issued to Lead Counsel by Vaso immediately following the entry of the Court’s Order awarding attorneys’ fees and expenses. No later than 60 days following entry of the Preliminary Approval Order, Vaso shall advise Lead Counsel of the number of days advance notice that will be required for receipt of instructions for issuance of the Settlement Cash and Settlement Notes in order to wire such Settlement Cash and issue any Settlement Notes awarded as attorneys’ fees immediately following the entry of the Court’s Order awarding attorneys’ fees and expenses. If the Effective Date does not occur, or the judgment and/or order making such fee and expense award is reversed or modified, or the Stipulation is canceled or terminated for any other reason, or if the dismissal with prejudice of the Action does not become final (any such occurrence being a “Reimbursement Event”), Lead Counsel shall within ten (10) business days after receiving written notice from Defendants’ Counsel or from a court of appropriate jurisdiction of any Reimbursement Event, refund to the Gross Settlement Fund, the fees, expenses and costs previously paid to it, plus the interest earned therefrom, in an amount consistent with such Reimbursement Event. Furthermore, Lead Counsel as a condition of receiving such fees, expenses and costs, on behalf of itself and each partner, agrees that the law firm and its partners are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph.

18. The Released Parties, the Defendants’ and Counsel for any of the Released Parties or the Defendants shall not have any responsibility for, and no liability whatsoever with respect to any payment to Lead Counsel or any other counsel or Person who receives payment from the Gross Settlement Fund or claims entitlement to receive such payment.

19. The procedure for the allowance or disallowance by the Court of any attorneys’ fees, costs and expenses, including the fees of experts and consultants to be paid out of the Gross Settlement Fund, are not part of the Settlement set forth in the Stipulation and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and any order or proceedings relating solely to the payment of any fees, costs or expenses, or any fee and/or expense application, or any appeal from any order relating thereto or reversal or modification thereto shall not operate to terminate or cancel the Stipulation or affect or delay the finality of the judgment approving the Stipulation and the settlement of the Action set forth herein.

ADMINISTRATION

20. The Claims Administrator shall administer the Settlement subject to the jurisdiction of the Court. Except as stated in this paragraph, the Defendants, the Released Parties and their respective Counsel shall have no responsibility for the administration of the Settlement and shall have no liability to Lead Plaintiffs or the Class in connection with such administration of the Settlement. Vaso, within three (3) business days following the Preliminary Approval Order, shall provide to the Claims Administrator Vaso’s transfer records showing names and addresses of record transferees of Vaso Class A common stock during the Class Period for the purpose of giving the best notice practicable to Class Members.

21. No Authorized Claimant shall have any claim against the Lead Plaintiffs or Lead Counsel based on any distributions made in accordance with or as contemplated by this Stipulation, and in no event shall any Authorized Claimant have any claim against any Defendant, Released Party or Counsel for any Defendant or Released Party in connection with any distributions or use of any portion of the Settlement Fund at such time as any portion of the Settlement Fund is delivered to the Escrow Account.

22. Subsequent to the Effective Date, Lead Counsel will apply to the Court, on notice to Defendants’ Counsel, for an Order (the “Class Distribution Order”) approving the Claims Administrator’s administrative determinations concerning the acceptance and/or rejection of the claims submitted in accordance herewith and approving any fees and expenses not previously applied for, including the fees and expenses of the Claims Administrator, and directing payment of the Net Settlement Fund to Authorized Claimants.

DISTRIBUTION TO AUTHORIZED CLAIMANTS

23. The Claims Administrator shall determine each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized Claimant’s Recognized Claim (as defined in the Plan of Allocation described in the Notice annexed hereto as Exhibit A-1, or in such other Plan of Allocation as the Court approves).

24. The Plan of Allocation proposed in the Notice is not a necessary term of this Stipulation and it is not a condition of this Settlement that the Plan of Allocation be approved as long as the Plan of Allocation to be used to distribute the Settlement has been approved by the Court.

25. Each Authorized Claimant shall be allocated a pro rata share of the Net Settlement Fund based on his, her or its Recognized Claim compared to the total Recognized Claims of all Authorized Claimants. Lead Counsel shall have the discretion to request the Court to preclude recovery by Authorized Claimants who will receive less than $10 or less than $8 face value in Settlement Notes as their pro rata share of the Net Settlement Fund. The Defendants shall have no interest in the Settlement Fund from and after the Effective Date. The Defendants, the Released Parties, and their respective Counsel shall have no involvement in or responsibility for reviewing or challenging the distributions of the proceeds of the Net Settlement Fund to Authorized Claimants.

26. Any Class Member who does not submit a timely and valid Proof of Claim will not be an Authorized Claimant entitled to receive any of the proceeds from the Net Settlement Fund, but will otherwise be bound by all of the terms of this Stipulation, including the terms of the Final Judgment and Order to be entered in the Action and the releases provided for herein and in such Final Judgment and Order.

27. Except for their obligation to cause payment of the Settlement Cash and to contribute and distribute the Settlement Notes, and to cooperate in the production of information with respect to the identification of Class Members from Vaso’s shareholder transfer records, as provided herein, Defendants and the Released Parties, and their respective Counsel shall have no liability, obligation or responsibility for the administration or disbursement of the Net Settlement Fund. Lead Counsel shall have the right, but not the obligation, to direct the Claims Administrator to waive what they deem to be formal or technical defects in any Proof of Claim submitted in the interests of achieving substantial justice.

28.  For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an “Authorized Claimant”, the following conditions shall apply:

(a) Each Class Member shall be required to submit a Proof of Claim (see attached Exhibit A-2), supported by such documents as are designated therein, including proof of the claimant’s loss, or such other documents or proof as Lead Counsel, in their discretion, may deem acceptable;

(b) All Proofs of Claim must be submitted by the date specified in the Notice unless such period is extended by Order of the Court. Any Class Member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Stipulation (unless, by Order of the Court a later submitted Proof of Claim by such Class Member is approved), but shall in all other respects be bound by all of the terms of this Stipulation, including the terms of the Final Judgment and Order to be entered in the Action. Provided that it is received before the motion for the Class Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon. In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;

(c) Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, under the supervision of Lead Counsel, who shall determine in accordance with this Stipulation and the Plan of Allocation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;

(d) Proofs of Claim that do not meet the submission requirements may be rejected. Prior to rejection of a Proof of Claim, the Claims Administrator shall communicate with the claimant in order to remedy the curable deficiencies in the Proof of Claims submitted. The Claims Administrator, under supervision of Lead Counsel, shall notify, in a timely fashion and in writing, all claimants whose Proofs of Claim they propose to reject in whole or in part, setting forth the reasons therefore, and shall indicate in such notice that the claimant whose claim is to be rejected has the right to a review by the Court or its designee if the claimant so desires and complies with the requirements of subparagraph (e) below;

(e) If any claimant whose claim has been rejected in whole or in part desires to contest such rejection, the claimant must, within twenty (20) calendar days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court or its designee. If a dispute concerning a claim cannot be otherwise resolved, Lead Counsel shall thereafter present the request for review to the Court or the Court’s designee as ordered by the Court; and

(f) The administrative determinations of the Claims Administrator accepting and rejecting claims shall be presented to the Court, on notice to Defendants’ Counsel, for approval by the Court or its designee in the Class Distribution Order.

29. Each claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the claimant’s claim and with respect to the release provided for in this Stipulation and the Final Judgment and Order.

30. Payment pursuant to this Stipulation and the Class Distribution Order shall be deemed final and conclusive against all Class Members. All Class Members whose claims are not payable pursuant to this Stipulation and the Class Distribution Order shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation, including the terms of the Final Judgment and Order to be entered in the Action and the releases provided for herein, and shall be barred from bringing any action against the Released Parties concerning the Released Claims.

31. The Net Settlement Fund shall be distributed to Authorized Claimants by the Claims Administrator only after the Effective Date and after: (i) all Claims have been processed, and all claimants whose Claims have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard concerning such rejection or disallowance; (ii) all objections with respect to all rejected or disallowed claims have been resolved by the Court, and all appeals therefrom have been resolved or the time for all potential appeals therefrom has expired; (iii) all matters with respect to attorneys’ fees, costs, and disbursements have been resolved by the Court, all appeals therefrom have been resolved or the time for all potential appeals therefrom has expired; and (iv) all costs of administration have been paid.

32. The Claims Administrator shall calculate the number of Settlement Notes to be distributed to the Class Members. Upon completion of the calculations, the Claims Administrator shall advise Vaso’s Counsel and Lead Counsel of the number of Settlement Notes to be distributed to each Class Member. Vaso’s Counsel shall thereafter, promptly upon receipt of that information, distribute the Settlement Notes to the Claims Administrator, to distribute to the Class Members in accordance with paragraph 6(e).

33. If any portion of the Net Settlement Fund, either cash or notes, remain in the Net Settlement Fund by reason of return mail, uncashed checks or otherwise, including the return of certificates of Vaso notes, then the following steps shall be taken one (1) year after the initial distribution of the Net Settlement Fund:

(a) The Claims Administrator shall confirm that it has made all reasonable and diligent efforts to have Authorized Claimants who are entitled to participate in the distribution of the Net Settlement Fund cash their distribution checks or claim ownership of their notes;

(b) The Claims Administrator, proportionate to the initial distribution, shall re-distribute the remaining Net Settlement Fund, after payment of any unpaid costs or fees incurred in administering the Net Settlement Fund for such re-distribution, to Class Members who have cashed their checks and who would receive at least $10.00 or $8 face amount in Settlement Notes if Lead Counsel determines that the benefit to the Class outweighs the cost of the re-distribution;

(c) If after six months after such re-distribution any funds shall remain in the Net Settlement Fund, Lead Counsel shall make an application to the Court to distribute the sum of the unpaid residue to a charity selected by Lead Counsel.

PRELIMINARY APPROVAL ORDER

34. Promptly following the execution of this Stipulation, the parties shall file this Stipulation and all of its Exhibits along with an application for the Preliminary Approval Order in the form annexed hereto as Exhibit A.

TERMS OF FINAL JUDGMENT AND ORDER

35. If the Settlement is approved by the Court, counsel for the parties shall request that the Court enter a Final Judgment and Order in the form annexed hereto as Exhibit B.

RIGHT OF EXCLUSION AND OBJECTION

36. Any Person may seek to be excluded from the Class and the Settlement provided for by this Stipulation by submitting a written request for exclusion, which request must state the dates during the Class Period on which the Person purchased Vaso shares, the number and price of such shares so purchased or acquired, and the date, number and price of the sale of such shares so purchased or acquired. Any request for exclusion must be submitted to the Claims Administrator fourteen (14) days before the Final Settlement Hearing Date established by the Court. Any Person so excluded shall not be bound by the terms of the Stipulation, nor entitled to any of its benefits, and shall not be bound by any Final Judgment and Order and/or other order of the Court entered herein, whether pursuant to this Stipulation or otherwise.

37. Any Class Member who does not exclude himself, herself, or itself from the Class and the Settlement shall have the right to submit written objections concerning the Settlement, the Plan of Allocation, and/or Lead Counsel’s application for attorneys’ fees, expenses and costs, which objections shall state all of the reasons for the objections (e.g., a mere statement that “I object” shall not be deemed sufficient). Any written objections, and any briefs, affidavits or other evidence submitted in support thereof must be filed with the Clerk of the Court by the date set forth in the Court’s Preliminary Approval Order. All Persons desiring to attend the Final Settlement Hearing and be heard as objectors must have filed written objections as provided herein, as a condition of appearing and being heard at such hearing. Any Class Member who does not timely file written objections pursuant to this paragraph and the Notice shall not be permitted to object at the Final Settlement Hearing, and shall be foreclosed from objecting to, challenging or otherwise seeking review of the Settlement, the Plan of Allocation, or application for attorneys’ fees and reimbursement of expenses by appeal or otherwise, in the Action, unless permitted to do so by the Court.

SUPPLEMENTAL AGREEMENT

38. Simultaneously herewith, Lead Counsel and Defendants’ Counsel are executing a “Supplemental Agreement” setting forth certain conditions under which this Settlement may be terminated at the sole election of Vaso based on the extent to which Persons request exclusion from the Class and the Settlement. The Supplemental Agreement shall not be filed prior to the deadline for submitting exclusion requests unless a dispute arises as to its terms. In the event of termination of this Settlement pursuant to the Supplemental Agreement, this Stipulation shall become null and void and of no further force and effect and the provisions of paragraph 42 shall apply. Notwithstanding the foregoing, this Stipulation shall not become null and void as a result of the election by Vaso to exercise its option to terminate the Settlement pursuant to the Supplemental Agreement until the conditions set forth in the Supplemental Agreement have been satisfied.

EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

39. The Effective Date of Settlement shall be the date when all the following shall have occurred:

(a) The Settlement has not been terminated under paragraphs 38 or 41; and

(b) Approval by the Court of the Settlement, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure; and the entry of the Final Judgment and Order in the form set forth in Exhibit B hereto; and

(c) The later of (i) the expiration of any time for appeal or review of such Final Judgment and Order with no appeal or review having been noticed; or (ii) if any appeal is taken and not dismissed, after such Final Judgment and Order is upheld on appeal in all material respects and is no longer subject to review upon appeal or review by writ of certiorari or otherwise. The appeal of an order solely relating to the award of attorneys’ fees and expenses shall not prevent the Effective Date from occurring except as to any obligation concerning the payment of such fees and expenses, as long as there is no appeal of the Final Judgment and Order approving the Settlement.

40. Upon occurrence of the Effective Date, any and all remaining interest or right of the Defendants in or to the Gross Settlement Fund, if any, shall be absolutely and forever extinguished except as provided in this Stipulation.

41. Defendants’ Counsel or Lead Counsel shall have the unconditional right to terminate the Settlement and this Stipulation if (a) the Court enters a preliminary approval order that is not in the form annexed hereto as Exhibit A hereto except as such order is consented to by all parties in writing or on the record (in which case such order shall be regarded as the Preliminary Approval Order); (b) the Court enters a Final Judgment and Order in the Action that is not in the form set forth in Exhibit B annexed hereto except as such Final Judgment and Order is consented to by all parties in writing or on the record (in which case such order shall be regarded as the Final Judgment and Order); or (c) the Court enters a Final Judgment and Order and appellate review is sought and, on such appeal, the Final Judgment and Order is reversed or materially modified. Defendants’ Counsel or Lead Counsel shall provide written notice of their intent to terminate the Settlement and this Stipulation to all other parties hereto within thirty (30) calendar days of the occurrence of any of the events referenced above in this paragraph. For purposes of this provision, a disallowance or modification limited solely to the award of attorneys’ fees, costs and expenses requested by Lead Counsel shall not be deemed a modification or disapproval of the Settlement or Final Judgment and Order.

42. Except as otherwise provided herein, in the event the Settlement is terminated or if the Effective Date does not occur for any reason, then the Settlement shall be without force and effect upon the rights of the parties, none of its terms shall be effective or enforceable, and no findings or orders in respect thereto (including any findings or orders relative to a settlement class) shall be used in any proceedings. In such event: (1) the balance remaining in the Settlement Fund, less any costs incurred in excess of the Notice and Administration Fund, and any unused or uncommitted portion of the Notice and Administration Fund, if any, less a reserve for any taxes owed thereon, or accrued but unpaid expenses of the Claims Administrator, shall be refunded to the payor along with any interest accrued thereon, and the Parties shall be restored to their respective positions in the Action as of June 1, 2005. Defendants shall not be entitled to a refund of the used portion of the Notice and Administration Fund, the reserve for taxes owed on the Settlement Fund, or any accrued but unpaid expenses of the Claims Administrator; and (2) the settlement documents, including this Stipulation, shall be null and void, and inadmissible in any proceeding before any tribunal.

NO ADMISSION OF WRONGDOING

43.  This Stipulation, whether or not consummated, and any negotiations, proceedings or findings taken pursuant to it:

(a) Shall not be offered or received against the Defendants, the Released Parties, or counsel to any of them as evidence of, or construed as, or deemed to be, evidence of any presumption, concession, or admission by any of the Defendants with respect to any fact or issue whatsoever, including any claim of the existence of a class, alleged by Lead Plaintiffs, the validity of any claim that had been or could have been asserted in the Action or in any litigation, the truth of any fact alleged, or the deficiency of any defense that has been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of the Defendants;

(b) Shall not be offered or received against the Defendants, the Released Parties, Lead Plaintiffs, the Class, or counsel to any of them, as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant, the Lead Plaintiffs or the Class;

(c) Shall not be offered or received against the Defendants, the Released Parties, the Lead Plaintiffs, the Class, or counsel to any of them, as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the parties to this Stipulation, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, the Released Parties may refer to it to effectuate the liability protection granted them hereunder;

(d) Shall not be construed against the Defendants, the Released Parties, the Lead Plaintiffs, the Class, or counsel to any of them, as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and,

(e) Shall not be construed as or received in evidence as an admission, concession or presumption against the Lead Plaintiffs, the Class, any Class Member, or counsel to any of them, that any of their claims are without merit or that damages recoverable under the Complaint would not have exceeded the Gross Settlement Fund;

(f) Shall not be construed as or received in evidence as an admission, concession or presumption against the Defendants, the Released Parties, or counsel to any of them that Lead Plaintiffs or the Class have suffered any damage or that the consideration to be given hereunder represents the amount of any judgment that would have been awarded to Lead Plaintiffs or the Class after a trial; and

(g)  Shall not be construed against the Defendants, the Released Parties, the Lead Plaintiffs or the Class as an admission or concession that any alleged class exists or should be subject to certification under Rule 23 of the Federal Rules of Civil Procedure.

MISCELLANEOUS PROVISIONS

44. Nothing provided herein, to the extent permitted by law, shall prevent the Defendants or any Released Party from filing the Stipulation and/or Final Judgment and Order in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any theory of claim preclusion or issue preclusion or similar defense or counterclaim.

45. All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

46. The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Class Members against the Released Parties with respect to the Released Claims. Accordingly, the Lead Plaintiffs, by their counsel, on behalf of the Class, and the Defendants agree not to assert in any forum that the litigation was brought by Plaintiffs or defended by the Defendants in bad faith or without a reasonable basis. The parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Action. The parties hereto agree that the amount paid and the other terms of the Settlement were negotiated at arm’s length and in good faith by the parties, and reflect a Settlement that was reached voluntarily after consultation with experienced legal counsel.

47. This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all parties hereto or their successors-in-interest, or an agreement of all parties on the record of the Court.

48. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

49. The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees, expenses and costs to Lead Counsel and enforcing the terms of this Stipulation.

50. The waiver of any breach of this Stipulation shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

51. This Stipulation and the exhibits attached hereto, and the Supplemental Agreement, constitute the entire agreement among the parties hereto concerning the Settlement of the Action, and no representations, warranties, or inducements have been made by any party hereto concerning this Stipulation or its exhibits other than those contained and memorialized in such documents.

52. This Stipulation may be executed in one or more counterparts and by facsimile. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the parties to this Stipulation shall exchange among themselves original signed counterparts.

53. This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto, provided that no assignment by any party hereto shall operate to relieve such party of its obligations thereunder. The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the Commonwealth of Massachusetts without regard to conflicts of laws, except to the extent that federal law requires that federal law governs.

54. This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s length negotiations between the parties and all parties hereto have contributed substantially and materially to the preparation of this Stipulation.

55. All counsel and any other Person executing this Stipulation and any of the exhibits hereto, or any related settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

56. Lead Counsel and Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Preliminary Approval Order, the Stipulation, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

57. None of the Plaintiffs nor Defendants, nor counsel for any of them, will make any public statement or comment to the press, either directly or indirectly, regarding the Action, Settlement or Stipulation which disparages the other or the merits of the claims or defenses which were or could have been asserted in the Action.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Stipulation, to be executed on September 21, 2005, by their duly authorized attorneys, as of the day and year first above written.

/s/ Kay E. Sickles
SCHIFFRIN & BARROWAY, LLP
DAVID KESSLER
KAY E. SICKLES
280 King of Prussia Road
Radnor, PA 19087
Phone: (610) 667-7706
Facsimile: (610) 667-7056

Lead Counsel

/s/ Richard S. Kraut/JH
DILWORTH PAXSON LLP
RICHARD S. KRAUT
1818 N Street NW, Suite 400
Washington, DC 20036
Phone: (202) 452-0900
Facsimile: (202) 452-0930

/s/ Michael G. Bongiorno
WILMER CUTLER PICKERING HALE AND DORR LLP
JEFFREY B. RUDMAN
MICHAEL G. BONGIORNO
60 State Street
Boston, MA 02109
Phone: (617) 526-6000
Facsimile: (617) 526-5000

Attorneys for Defendant Vaso and Masiz,  Frattaroli, Shear, Fromm, Strasnick, Adams, and Anderson

/s/ John Sten
GREENBERG TRAURIG
JOHN STEN (BBO# 629577)
KAY LEE (BBO# 647224)
One International Place, 20th Floor
Boston, MA 02110
Phone (617) 310-6000
Facsimile (617) 310-6001

Attorneys for Defendant Carter

/s/ Richard J. Babnick
SICHENZIA ROSS FRIEDMAN FERENCE LLP
RICHARD J. BABNICK, JR.
1065 Avenue of the Americas, 21st Floor
New York, NY 10018
Phone: (212) 930-9700
Facsimile: (212) 930-9725

Attorneys for Defendant Kashner Davidson Securities, Inc.